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                                   EXHIBIT 5.1


                    [LETTERHEAD OF RITCHIE & REDIKER, L.L.C.]

                                  June 24, 1996

Citation Corporation
2 Office Park Circle
Birmingham, Alabama 35223

Gentlemen:

     We have acted as counsel to Citation Corporation, a Delaware corporation ("Citation"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Citation pursuant to the Securities Act of 1933, as amended (the "Act"), relating to those certain contingent cash payments (the "Contingent Payment Rights") that may be payable pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated May 16, 1996 by and among Citation, Citation Forging Corporation, a Wisconsin corporation and wholly owned subsidiary of Citation ("Sub"), and Interstate Forging Industries, Inc., a Wisconsin corporation ("Interstate"), in connection with the merger of Sub with and into Interstate (the "Merger"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

     As counsel to Citation, we have examined the corporate proceedings and such other legal matters as we deemed relevant to the authorization and issuance of the Contingent Payments Rights covered by the Registration Statement. Based on that examination, it is our opinion that:

     The Contingent Payment Rights to be issued in connection with the Merger, when issued in accordance with the Merger Agreement following the fulfillment of all requirements thereof, are validly authorized and, when the pertinent provisions of the Act and such "blue-sky" and other state securities laws as may be applicable have been complied with, and the transactions contemplated by the Merger Agreement have been closed, will be validly issued, fully paid, and non-assessable.

     The foregoing opinion relates only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

     In the preparation of this opinion we have assumed without investigation the authenticity of any document submitted to us as an original, the conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such latter document, the genuineness of all signatures, and the legal capacity of natural persons.

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Citation Corporation
Page 2


     We hereby consent to the filing of this opinion, or copies thereof, as
Exhibit 5 to the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        RITCHIE & REDIKER, L.L.C.

                                        /s/ Ritchie & Rediker, L.L.C.